Money Manager Agreement

This agreement (the “Agreement”) is between TIFF Investment Program, Inc. (“TIP”), a Maryland corporation, for its TIFF Multi-Asset Fund (the “Fund”), and OVS Capital Management LLP (the “Manager”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is effective as of January 1, 2012 (the “Effective Date”).

Recitals

TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

TIP wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

Now, therefore, the parties agree as follows:

1. Managed Assets

The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of fees and expenses, and withdrawals, are referred to in this Agreement as the “Managed Assets.” The Fund may, with the consent of the Manager, make additions to the Managed Assets at any time, which additions will under normal circumstances be made as of the first Business Day of the month. The Fund may withdraw all or any portion of the Managed Assets as of the first Business Day of the month following sixty (60) days’ notice to the Manager. For purposes of this Section 1, a "Business Day" shall be any day on which banks are open for normal banking business in New York and London and disbursements of fees and expenses shall not be considered to be withdrawals.

2. Appointment and Powers of Manager; Investment Approach

(a) Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b) Powers. Subject to the supervision of the board of directors of TIP and subject to the supervision of TIFF Advisory Services, Inc. (“TAS”) as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). TIP, acting on behalf of the Fund, grants the Manager authority to:

OVS Money Manger Agreement

(i)	acquire (by purchase, exchange, subscription, or otherwise), hold, and dispose of (by sale, including short sale, exchange, or otherwise) securities and other investments;

(ii)	determine what portion of the Managed Assets will be held uninvested; and

(iii)	enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

(c) Power of Attorney. To enable the Manager to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

(d) Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions timely received from the Fund as to the voting of securities and handling of proxies.

(e) Independent Contractor. Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(f) Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3. Requirements; Duties

(a) Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the “Requirements”):

(i)	the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

(ii)	TIP’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of common stock in the Fund, as such Registration Statement may be amended from time to time (the “Registration Statement”);

OVS Money Manger Agreement

(iii)	the Manager’s Investment Guidelines, which may be amended from time to time through mutual agreement by TAS and the Manager;

(iv)	written instructions and directions of the board of directors of TIP; and

(v)	written instructions and directions of TAS.

(b) Responsibility with Respect to Actions of Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager’s Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as the Fund or TAS may reasonably specify to effect compliance.

(c) Responsibility with Respect to Performance of Duties. In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

4. Recordkeeping and Reporting

(a) Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund’s request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund’s property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

OVS Money Manger Agreement

(b) Reports to Custodian. The Manager shall provide to the Fund’s custodian and to the Fund, on each trade date, information relating to all transactions concerning the Managed Assets.

(c) Other Reports. The Manager shall render to the board of directors of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5. Purchase and Sale of Securities

(a) Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or any of its “affiliated persons,” as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof, except as permitted by applicable law, regulation, rule, exemptive relief, or relevant guidance from or by the appropriate regulatory body. Any transactions effected between the Fund and any other client of the Manager shall be effected in compliance with applicable law, regulation, rule, exemptive relief, or relevant guidance from or by the appropriate regulatory body.

In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

(b) Aggregating Orders. The Manager, to the extent permitted by applicable law, regulation, rule, exemptive relief, or relevant guidance from or by the appropriate regulatory body, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price, lower brokerage commissions, or efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in a manner it believes to be fair and equitable and consistent with its fiduciary obligations to the Fund and its other clients.

OVS Money Manger Agreement

6. Management Fees; Expenses

(a) Management Fees. Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager no later than the last day of the month immediately following the end of the period to which the fee relates. The management fees shall be paid out of the Managed Assets, except for those fees payable subsequent to the final Calculation Period.

(b) Expenses. The Manager shall furnish at its own expense all of its own office facilities, equipment, and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including its own administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Manager shall not have responsibility for calculating the Net Asset Value of the Fund’s portfolio, but must review daily the pricing of the Managed Assets as provided by or on behalf of the Funds. The Fund shall be responsible for its own fees and expenses; provided, however, that expenses set forth in the following sentence shall be paid out of the Managed Assets. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial transaction fees for the Managed Assets; (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; (iii) interest and taxes, if any, payable by the Fund; and (iv) such non-recurring special out-of-pocket costs and expenses incurred by the Manager, such as legal fees incurred in connection with the acquisition or disposition of investments for the Managed Assets, as may be authorized in advance by the Fund and appropriately documented.

7. Non-Exclusivity of Services

The Manager shall devote as much of its time to the provision of its services hereunder as it deems necessary and appropriate. The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Manager’s other clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client and the Fund acknowledges that investment action taken by the Manager for each client may differ. The Fund acknowledges that the Fund and the Manager’s other client accounts having the same or similar strategies may not achieve the same performance. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners, or employees of the Manager or any of the Manager’s affiliates act as financial advisor, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to the Fund.

OVS Money Manger Agreement

8. Liability

The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, act, omission or loss arising out of its obligations and duties in performing services under this Agreement, except that the Manager shall be liable for any loss resulting from the Manager’s willful misfeasance, bad faith, or gross negligence in providing services under this Agreement or from the Manager’s reckless disregard of its obligations and duties in providing services under this Agreement.

9. Representations

(a) The Manager hereby represents to the Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement, and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms, except to the extent the enforceability hereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies.

(b) The Manager represents that it is, to the best of its knowledge and belief, in material compliance with all applicable laws, both federal and state.

(c) TIP hereby represents to the Manager that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms, except to the extent the enforceability hereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies..

(d) TIP acknowledges receipt of Parts 2A and B of the Manager’s Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

(e) TIP represents that, to the best of its knowledge and belief, TIP and the Fund are in material compliance with all applicable state and federal securities laws and regulations.

(f) The Manager represents that it shall notify TIP of any additions to or withdrawals of partners from the Manager within a reasonable time after such additions or withdrawals but no less frequently than annually.

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10. Term

This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that notwithstanding the provisions of Section 1 above, this Agreement may be terminated without the payment of any penalty, by (a) the Fund with regard to any or all of the account assets at any time upon notice to the Manager, if a decision to terminate is made by the board of directors of TIP or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (b) the Manager with at least 30 days’ written notice to the Fund.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11. Amendment

Except as otherwise provided in the Agreement, this Agreement may be amended in writing by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund. Any such amendment must be in writing and signed by each party.

12. Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in writing or sent by fax or five business days after mailing registered mail postage prepaid as follows:

Fund:	TIFF Investment Program
c/o TIFF Advisory Services, Inc.
Attn: General Counsel
Four Tower Bridge
200 Barr Harbor Drive, Suite 100
West Conshohocken, PA 19428 USA
Fax: 610-684-8080

Manager:	OVS Capital Management LLP
4th Floor, 24 Upper Brook Street
London, England W1K 7QB
Fax: +44 (0) 207-113-2083

Each party may change its address by giving notice as herein required.

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13. Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15. Applicable Law

To the extent not governed by US federal law, this Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16. Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”).

No party may use or disclose to others Confidential Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

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In witness whereof, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

On behalf of Fund by the	On behalf of Manager by
TIFF Investment Program, Inc.

/s/ Kelly A. Lundstrom	/s/ Sam Morland
Signature	Signature

Kelly A. Lundstrom, Vice President	Sam Morland, CIO
Print Name/Title	Print Name/Title

OVS Money Manger Agreement

Schedule I

Dated as of January 1, 2012

to the

Money Manager Agreement (the “Agreement”) Dated as of January 1, 2012

Between

OVS Capital Management LLP (the “Manager”) and

TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”)

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to the Agreement, the Fund will pay the Manager a fee as set forth below.

The Fund will pay the Manager (i) an asset based fee (the “Investment Management Fee”) plus (ii) a performance based fee (the “Performance Based Fee”), each as described below.

Capitalized terms used throughout this schedule shall have the meanings given to them in the Agreement unless otherwise defined herein.

Investment Management Fee with respect to Managed Assets: The Fund will pay the Manager an asset based fee of 150 basis points (1.50%) per annum, calculated monthly as of the last day of the calendar month based on the Average Net Assets for the month to which the fee relates. For purposes of this calculation, Average Net Assets means the average of the daily net asset values of the Managed Assets for the applicable period. The Investment Management Fee will be pro-rated for any period that is less than a full calendar month.

Calculation and Payment of Performance Based Fee: For each Calculation Period and upon a complete withdrawal of the Managed Assets, the Performance Based Fee will be equal to 15 percent of the Net Appreciation during the Calculation Period; provided, however, that the Net Appreciation upon which the calculation of the Performance Based Fee is based will be reduced to the extent of any unrecovered balance remaining in the Loss Recovery Account. The Net Appreciation cannot be reduced below zero. If there is Net Depreciation during the Calculation Period, the Performance Based Fee will be zero. The Performance Based Fee shall be payable annually, in arrears, in the month that follows the last calendar month of the Calculation Period or, in the event of a complete withdrawal of Managed Assets, in the month that follows the final Calculation Period.

Definitions Related to the Calculation and Payment of the Performance Based Fee:

Calculation Period: Calculation Period means the 12-month period that begins on January 1 and ends on December 31 in each year. In the event the Effective Date is other than January 1, 2012, the first Calculation Period shall be the period that commences on the Effective Date and ends on December 31 of the same year, even though less than 12 full months. In the event of a complete withdrawal, the final Calculation Period shall be the period that commences on January 1 of the year of withdrawal and ends on the date of complete withdrawal, even though less than 12 full months.

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Effective Date: The Effective Date is the date on which the Fund has first placed assets with the Manager.

Net Appreciation: Net Appreciation means the excess, if any, of the ending net asset value of the Managed Assets as of the last day of the applicable Calculation Period over the beginning net asset value of the Managed Assets as of the first day of the applicable Calculation Period. The beginning net asset value will be increased to reflect any additional assets placed with the Manager during the applicable Calculation Period or reduced to reflect any assets withdrawn from the Manager during the applicable Calculation Period.

Net Depreciation: Net Depreciation means the excess, if any, of the beginning net asset value of the Managed Assets as of the first day of the applicable Calculation Period over the ending net asset value of the Managed Assets as of the last day of the applicable Calculation Period. The beginning net asset value will be increased to reflect any additional assets placed with the Manager during the applicable Calculation Period or reduced to reflect any assets withdrawn from the Manager during the applicable Calculation Period.

Loss Recovery Account: Loss Recovery Account is a memorandum account, the opening balance of which shall be zero. At the end of each Calculation Period, the Loss Recovery Account will be adjusted as follows. For a given Calculation Period, if there is Net Depreciation of the Managed Assets, the Loss Recovery Account will be increased by an amount equal to the Net Depreciation. For a given Calculation Period, if there is Net Appreciation of the Managed Assets and the balance in the Loss Recovery Account is other than zero, the Loss Recovery Account will be reduced by an amount equal to the Net Appreciation; provided, however, that the Loss Recovery Account cannot be reduced below zero.

Agreed and Accepted:		Agreed and Accepted:

TIFF Investment Program, Inc.		OVS Capital Management LLP
for its TIFF Multi-Asset Fund

By:	/s/ Kelly A. Lundstrom	By:	/s/ Sam Morland

Name:	Kelly A. Lundstrom	Name:	Sam Morland
Title:	Vice President	Title:	CIO